Exhibit 99.1

Catabasis Pharmaceuticals Announces Resignation of Chief Financial Officer

CAMBRIDGE, MA, April 1, 2016 — Catabasis Pharmaceuticals, Inc. (NASDAQ:CATB), a clinical-stage biopharmaceutical company, today announced that Ian Sanderson, Chief Financial Officer, has submitted his resignation, which will be effective April 8, 2016. Mr. Sanderson will be joining a startup biopharmaceutical company as the founding chief financial officer. The Company has a search underway to identify a new chief financial officer, and Mr. Sanderson will assist Catabasis in an advisory capacity through the end of May 2016 to ensure a smooth transition.

“During Ian’s tenure we have greatly advanced Catabasis with the successful completion of our IPO to help fuel the progress in our clinical programs. With the benefit of the IPO proceeds, we expect that our current cash and cash equivalents will be sufficient to fund Catabasis through the reporting of results from both of our ongoing Phase 2 clinical trials,” said Jill C. Milne, Chief Executive Officer. “We thank Ian for his leadership and significant contributions to Catabasis and we wish him all the best in his future endeavors.”

About Catabasis

At Catabasis Pharmaceuticals, our mission is to bring hope and life-changing therapies to patients and their families. We have product candidates in both rare diseases and serious lipid disorders. Our SMART (Safely Metabolized And Rationally Targeted) linker drug discovery platform enables us to engineer molecules that simultaneously modulate multiple targets in a disease. We are applying our SMART linker platform to build an internal pipeline of product candidates for rare diseases and plan to pursue partnerships to develop additional product candidates. For more information on the Company’s drug discovery platform and pipeline of drug candidates, please visit www.catabasis.com.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the sufficiency of the Company’s cash and cash equivalents to fund clinical trials through the reporting of results and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “may” and similar expressions, constitute forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of the Company’s product candidates; availability and timing of results from preclinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products; availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of the Company’s product candidates; and general economic and market conditions and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and in other filings that the Company may make with the Securities and Exchange Commission in the future.  The forward-looking statements contained in this presentation reflect our current views with respect to future events, and we do not undertake, and specifically disclaim, any obligation to update any forward-looking statements.

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Corporate and Media Contact

Andrea Matthews

Catabasis Pharmaceuticals, Inc.

T: (617) 349-1971

amatthews@catabasis.com